Exhibit 10.2
Execution Version
THROUGHPUT AND DEFICIENCY AGREEMENT
This Throughput and Deficiency Agreement (hereinafter referred to as the “Agreement”) is effective as of January 1, 2021 (the “Effective Date”), by and between BP Midstream Partners LP, (“CARRIER”), with offices at 150 W. Warrenville Road, Naperville, Illinois 60563, and BP Products North America Inc. (“SHIPPER”) with offices at 30 South Wacker Dr., Suite 900, Chicago, Illinois 60606, both sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, CARRIER’s wholly owned subsidiary, BP River Rouge Pipeline Company LLC, is the owner of the River Rouge Pipeline System, which is currently used to transport petroleum products from SHIPPER’s refinery in Whiting, Indiana to various third-party owned terminals along the River Rouge Pipeline System and terminating at River Rouge, Michigan; and
WHEREAS, SHIPPER and CARRIER desire to enter into an arrangement under the terms of which SHIPPER will agree to utilize the River Rouge Pipeline System to transport and guarantee a minimum volume of Product throughput according to CARRIER’s tariff specifications and to make a Deficiency Payment each Month that the Minimum Monthly Volume Requirement is not satisfied.
NOW THEREFORE, in consideration of the premises, and the benefits to be derived therefrom by both Parties, it is agreed as follows:

     1.    Definitions
1.1 For purposes of this Agreement, the following terms shall have the meanings indicated below:
Actual Shipments: means the actual volume of Product tendered by SHIPPER and transported on the River Rouge Pipeline System.
Affiliate: means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this Agreement, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person (which, for the avoidance of doubt, includes a general partner of a partnership), whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, and only so long as BP Products North America Inc. (or one of its Affiliates) is the SHIPPER and BP Midstream Partners LP (or one of its Affiliates) is the CARRIER, SHIPPER shall not be considered an “Affiliate” of CARRIER and CARRIER shall not be considered an “Affiliate” of SHIPPER.
Agreement: has the meaning set forth in the preamble hereto.
Anti-Bribery Laws: has the meaning set forth in Section 28.1.

Anti-Corruption Obligation: has the meaning set forth in Section 28.1.
Barrel: means 42 United States standard gallons of Product at 60 degrees Fahrenheit.
CARRIER: has the meaning set forth in the preamble hereto.
CARRIER Event of Default” has the meaning set forth in Section 9.2.

Exhibit 10.2
Execution Version
Contract Rate: means the applicable Tariff rate set forth in the Tariff for Product movements on the River Rouge Pipeline System as filed in the Tariff, and as accepted by FERC from time to time.
Deficiency Payment: means the payment by SHIPPER for a shortfall during any Month in meeting the Minimum Monthly Volume Requirement, which payment shall be calculated based upon the Actual Shipments during such Month and shall be equal to the product of:
(a) The volume amount by which the Actual Shipments during a Month are less than the Minimum Monthly Volume Requirement for such Month; and
(b) The Deficiency Rate.
Deficiency Rate: means 131.23 cents per Barrel as of the Startup Date, and will be subject to the equivalent adjustments of the Contract Rate, which includes, but not limited to, adjustments in accordance with any FERC methodology then in effect, and in the event FERC ceases to be the adjusting authority or the methodology is changed, such adjustments, if any, made under the successor entity or methodology.
Delivery Point: means the applicable delivery points to various third-party owned terminals along the River Rouge Pipeline System.
Effective Date: has the meaning set forth in the preamble hereto.
FERC: means the United States Federal Energy Regulatory Commission and any successor to its power, duties or jurisdiction.
Force Majeure: has the meaning set forth in Section 11.1.
General Partner: means the general partner of BP Midstream Partners LP.
Governmental Authority: means any federal, state or local government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof, including any legislative, administrative or judicial body or supervisory authority having appropriate jurisdiction.
Laws: means any statute, code, rule, regulation, order, ordinance, judgment, writ, injunction, requirement, decree or other pronouncement of any Governmental Authority having the effect of law.
Minimum Daily Volume Commitment: means 60,000 Barrels per day.
Minimum Monthly Volume Requirement: means a minimum monthly throughput during each Month equal to the product of (a) the Minimum Daily Volume Commitment and (b) the number of calendar days in the applicable Month; provided that if shipments on the River Rouge Pipeline System are subject to prorationing under the Tariff in a Month then the Minimum Monthly Volume Requirement for such Month shall be reduced by the number of SHIPPER’s Barrels prorated when such proration is in effect; provided further that if SHIPPER’s obligations are suspended for all or any portion of a Month pursuant to Section 11, item (b) in the calculation of Minimum Monthly Volume Requirement for any such Month shall be reduced by the number of calendar days during which such suspension is in effect; and provided further that, if the Startup Date occurs on a date other than the first calendar day of a Month, item (b) in the calculation of Minimum Monthly Volume Requirement for such Month shall be calculated according to the number of calendar days between, and including, the Startup Date and the last calendar day of the Month in which the Startup Date occurs.
Month: means the period beginning at 7:00 a.m. local Tulsa, Oklahoma time on the first day of a calendar month and ending at 7:00 a.m. local Tulsa, Oklahoma time on the first day of the next calendar month.
Origin Point: means the origination point of the River Rouge Pipeline System at Whiting, Indiana.

Exhibit 10.2
Execution Version
Partnership Change of Control: means BP Pipelines (North America) Inc. ceases to control (directly or indirectly) the General Partner.
Party and Parties: have the meanings set forth in the preamble hereto.
Person: means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
Prepaid Shipments: has the meaning set forth in Section 3.3.
Product: means “Petroleum Products” as defined and set forth in the Tariff.
Reference Rate: means 2% (two percent) per annum.
River Rouge Pipeline System: means the pipeline system owned by CARRIER’s wholly owned subsidiary, BP River Rouge Pipeline Company LLC, which is used to transport Product from the Origin Point to the applicable Delivery Points along the pipeline and terminating at River Rouge, Michigan.
SHIPPER: has the meaning set forth in the preamble hereto.
SHIPPER Cure Period: has the meaning set forth in Section 9.1.2.
SHIPPER Event of Default: has the meaning set forth in Section 9.1.
Startup Date: means January 1, 2021.
Tariff: means CARRIER’s FERC Tariff No. 282.11.0 for shipments of Product from the Origin Point to the applicable Delivery Point, as filed by CARRIER and accepted by FERC, together with the published rules and regulations applicable to such shipments, and as further adopted, amended, modified and superseded from time to time (subject to acceptance by FERC).
Term: has the meaning set forth in Section 4.1.
True-Up: means the lesser of (a) or (b) will be credited back to the SHIPPER within sixty (60) days after the end of each calendar year during the Term:
(a) the total dollar amount paid to CARRIER by SHIPPER of the monthly Deficiency Payments during the calendar year
(b) the total dollar amount paid to CARRIER by SHIPPER for Actual Shipments shipped by SHIPPER in excess of the applicable Minimum Monthly Volume Requirement during the calendar year.
     2.    River Rouge Pipeline System
2.1 CARRIER, at its sole cost and expense, shall operate and maintain, or cause to be operated and maintained, the River Rouge Pipeline System in a safe, efficient and economical manner and in accordance with the Tariff and all applicable Laws.
     3.    Monthly Volume Requirements
3.1 For each Month during the Term, as compensation for transportation of the Product along the River Rouge Pipeline System, SHIPPER agrees either to (a) ship at least the Minimum Monthly Volume Requirement through the River Rouge Pipeline System and to pay CARRIER for such shipments at a rate equal to the applicable Contract Rate or (b) make the appropriate Deficiency Payment to the extent that SHIPPER’s Actual Shipments for any such Month do not equal or exceed the Minimum Monthly Volume Requirement. If, during any Month during the Term, CARRIER is unable to accept for transportation and delivery, within a reasonable period of time during

Exhibit 10.2
Execution Version
such Month, reasonable bona fide tenders of Product by SHIPPER, or caused to be made by SHIPPER, due to lack of space in the River Rouge Pipeline System or any other cause, the volume of Product actually tendered by SHIPPER during such Month but which CARRIER is unable to accept shall be credited hereunder to SHIPPER’s Actual Shipments for purposes of determining any Deficiency Payments.
3.2 CARRIER shall invoice SHIPPER for any Deficiency Payment following the end of each Month that generated the Deficiency Payment. At the same time, CARRIER shall provide SHIPPER a written accounting that supports any invoice for a Deficiency Payment. SHIPPER shall make the Deficiency Payment pursuant to the same payment terms as set forth in the Tariff with respect to payment of transportation fees. SHIPPER’s failure to make the required payment as set forth herein will be subject to the non-payment terms set forth in the Tariff.
3.3 Any Deficiency Payment paid by SHIPPER pursuant to the provisions of this Section 3 shall be considered by CARRIER as “Prepaid Shipments” during the calendar year the Deficiency Payment is made, such that at the end of each calendar year, such Prepaid Shipments shall be subject to True-Up by CARRIER. This Section 3.3 shall survive the expiration or termination of this Agreement.
     4.    Term
4.1 Subject to Section 11, SHIPPER’s and CARRIER’s rights and obligations under this Agreement shall commence on the Startup Date and shall continue until 11:59 p.m. on December 31, 2023 (the “Term”).
     5.    Tariffs
5.1 In consideration for SHIPPER committing to the Minimum Daily Volume Commitment for the Term, CARRIER, subject to this Section 5, will maintain the Tariff in effect during the Term.
(a) The Contract Rate will be the applicable Tariff rate in effect as of the Startup Date.
(b) CARRIER intends to operate the River Rouge Pipeline System as a FERC-regulated pipeline, and notwithstanding anything contained herein, each Party shall continue to have any and all legal rights granted to it with respect to FERC rules and regulations as in effect from time to time. The rates set forth in the Tariff, including the Contract Rate, will be subject to adjustments in accordance with any FERC methodology then in effect, and in the event FERC ceases to be the adjusting authority or the methodology is changed, such adjustments, if any, shall be made under the successor entity or methodology.
     6.    Monthly Billings
6.1 CARRIER shall invoice SHIPPER monthly, and SHIPPER shall pay, for all Actual Shipments at the applicable Contract Rate in accordance with the terms of the Tariff and this Agreement; provided that any invoicing and payment for any Deficiency Payment shall be as set forth in Section 3 hereof.
     7.    Audit Rights
7.1 SHIPPER shall, upon giving reasonable advance notice, have the right to audit, at its cost and expense and during ordinary business hours, the accounting records and other pertinent documents which relate to receipts or delivery of SHIPPER’s volumes, the calculation of any Deficiency Payments, and the determination of any Prepaid Shipments credited to SHIPPER hereunder. CARRIER shall retain these records and documents for a period of at least one year following expiration of the Term or such longer period as required by law.
     8.    Liability
8.1 Liability for any loss of or damage to the Product, or delay in transportation of the Product, shall be as set forth in and subject to the terms of the Tariff.
     9.    Events of Default

Exhibit 10.2
Execution Version
9.1     Events of Default by SHIPPER. The occurrence of any of the following events shall constitute a “SHIPPER Event of Default”:
9.1.1 Any failure to make any payment required to be made by SHIPPER hereunder, where such failure continues for fifteen (15) days after receipt of written notice from the CARRIER, subject to the right of SHIPPER, reasonably exercised, to contest any such payment. In the event SHIPPER withholds any such payment, and it is determined that such withholding was wrongful, SHIPPER shall pay interest to the CARRIER on such monies wrongfully withheld at the Reference Rate; and
9.1.2 A failure by SHIPPER to observe and perform any material provision or covenant of this Agreement (other than the obligation to pay amounts when due as the result of same being covered by clause 9.1.1 above) to be observed or performed by SHIPPER where such failure continues unremedied for a period of thirty (30) days after receipt of written notice thereof from the CARRIER to SHIPPER (the “SHIPPER Cure Period”).
9.2     Events of Default by CARRIER. The occurrence of any of the following shall constitute a “CARRIER Event of Default”:
9.2.1 A failure by CARRIER to observe and perform any material provision or covenant of this Agreement to be observed or performed by the CARRIER where such failure continues unremedied for a period of thirty (30) days after receipt of written notice thereof from SHIPPER to the CARRIER; and
9.2.2 The making by CARRIER of any general assignment for the benefit of creditors, the filing by or against CARRIER of a petition to have CARRIER adjudged bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against CARRIER, the same is dismissed within 60 days), or the appointment of a trustee or receiver to take possession that is not restored to CARRIER within 30 days.
     10.    Remedies
10.1 In the case of a SHIPPER Event of Default, CARRIER shall have the right to terminate this Agreement and pursue any and all remedies available to it, whether at law or in equity, against SHIPPER, including without limitation, SHIPPER shall be liable for all prior and current shipments of Product during any period of default at the Contract Rate.
10.2 In the case of a CARRIER Event of Default or any Partnership Change of Control, SHIPPER shall have the right to terminate this Agreement and, in the case of a CARRIER Event of Default, pursue any and all remedies available to it, whether in law or in equity, against CARRIER.
     11.    Force Majeure
11.1 “Force Majeure” for purposes of this Agreement means (in each case, other than any payment obligations due and owing for any services previously rendered): (a) compliance with acts, orders, regulations, or requests of any federal, state, or local civilian or military authority, or any Person purporting to act therefor; (b) insurrections, wars, rebellion, riots, strikes, or labor difficulties; (c) action of the elements or accidental disruption or breakdown of production or transportation facilities; and (d) any other cause, whether or not of the same class or kind, beyond the reasonable control of a Party with the exercise of reasonable diligence and not resulting from the claiming Party’s negligence. It is understood and agreed the settlement of strikes or differences with workers shall be entirely within the discretion of the Party affected by the Force Majeure event.
11.2 In the event CARRIER is rendered unable by reason of Force Majeure to provide the transportation services contemplated hereunder, such obligations of CARRIER, insofar as they are prevented or curtailed by such Force Majeure, and SHIPPER’s obligations pursuant to Section 3.1 to either ship the Minimum Monthly Volume Requirement or make the appropriate Deficiency Payment, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as practicable be remedied with all reasonable dispatch and exigency. For the avoidance of doubt, in any event where the River Rouge Pipeline System

Exhibit 10.2
Execution Version
is no longer available for use, CARRIER shall not be required to furnish additional or alternate facilities, in which case SHIPPER shall not be obligated to make any further payments hereunder except for payments due and owing for transportation on the River Rouge Pipeline System previously rendered.
11.3 Except for the payment of money due and payable hereunder, a delay in or failure of performance by any Party due to Force Majeure shall not constitute default, nor shall any Party to this Agreement be held liable for losses arising from such delay or failure to the extent such losses are due to Force Majeure. In the event CARRIER or SHIPPER is prevented or delayed in its performance obligations hereunder due to Force Majeure, then any such obligation deadline under this Agreement shall be extended by the period of any such Force Majeure, provided that the cause of the Force Majeure event is remedied with all reasonable dispatch and exigency.
11.4 It is the Parties’ intent that any delay in CARRIER or SHIPPER’s performance hereunder due to Force Majeure shall not exceed 365 consecutive days, and should a Party be rendered unable due to Force Majeure to perform its obligations contemplated hereunder for more than 365 consecutive days, then the other Party not so claiming non-performance due to Force Majeure may at its sole option terminate this Agreement upon thirty (30) days’ prior written notice to the other Party following 365 consecutive days of non-performance by such other Party due to Force Majeure, and both Parties shall be relieved of any further obligations or liabilities under this Agreement except for payment obligations due and owing for any services previously rendered.
     12.    Apportionment
12.1 Any prorationing of shipments for transportation on the River Rouge Pipeline System shall be as set forth in the Tariff, as may be further amended, modified, and superseded by CARRIER from time to time.
     13.    Sampling, Testing and Metering
13.1 All gauging, sampling, testing and metering of receipts from and deliveries to SHIPPER will be made in accordance with the Tariff. All Product delivered to CARRIER’s, or wholly owned subsidiary of CARRIER’s, receiving facilities on behalf of SHIPPER shall meet and be subject to the Tariff and CARRIER’s then-current operating requirements.
     14.    Common Carrier; Compliance with Laws
14.1 It is understood that the River Rouge Pipeline System will be operated as an interstate common carrier pipeline, and the Parties’ rights and obligations hereunder shall be subject to (a) all applicable and valid Laws related to common carrier pipelines and (b) the terms and provisions of the Tariff applicable to the transportation services provided hereunder. If SHIPPER’s right under this Agreement to ship on the River Rouge Pipeline System during any Month is prorated under the terms and conditions of the applicable and valid Laws related to common carrier pipelines or the terms and provisions of the Tariff, then the Minimum Monthly Volume Requirement used in calculating any Deficiency Payment obligations for such Month shall be reduced by the number of Barrels prorated when such proration was in effect during the Month.
14.2 Notwithstanding anything to the contrary contained herein, each Party shall continue to have any and all legal rights granted to it under applicable Law and FERC’s rules and regulations as in effect from time to time.
14.3 Both Parties shall, in carrying out the terms and provisions hereof, abide by all present and future applicable and valid Laws of any Governmental Authority having jurisdiction.
14.4 If any part of this Agreement is found invalid by a court of competent jurisdiction or is in conflict with any such valid and applicable Law, the Parties shall negotiate in good faith to appropriately amend this Agreement so that the revised Agreement accomplishes as nearly as possible the terms and conditions that existed under this Agreement upon the date of execution or most recent amendment without regard to the existence of said court order or legal conflict.

Exhibit 10.2
Execution Version
     15.    Accurate Reporting
15.1 All financial settlements, billings, or reports rendered by either Party to the other under the terms of this Agreement and any amendments thereto will, to the best of the knowledge and belief of the Party rendering such settlement, billing, or report, properly reflect the facts about all activities and transactions related to this Agreement, which data may be relied upon as being complete and accurate in any further recording and reporting made by such other Party for whatever purpose. Each Party shall promptly notify the other Party at any time it has reason to believe that the above-mentioned data is no longer accurate and complete.
     16.    Enforceable Right
16.1 It is expressly understood that this Agreement is for the sole benefit of CARRIER and SHIPPER and their permitted successors and assigns, and nothing in this Agreement will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a third-party beneficiary contract.
     17.    Assignment and Succession
17.1 The terms, provisions and conditions of this Agreement shall extend to be binding upon, and inure to the benefit of the Parties, their respective successors, permitted assigns and legal representatives. No Party may make any assignment or other transfer of the rights and/or obligations under this Agreement without the prior written consent of the other Party hereto, such approval to not be unreasonably withheld, except that such consent is not required in the event of an assignment: (i) by any Party, to the successor of such Party when such succession results by way of merger, consolidation, sale or transfer of all or substantially all of the assets and business of such Party related to this Agreement (whether directly or indirectly), (ii) by SHIPPER, to an Affiliate of SHIPPER or (iii) by CARRIER, to an Affiliate of CARRIER. In the instance of any assignment permitted hereunder, the assignor shall be released of further liability hereunder only upon the execution of an assignment and assumption document reasonably acceptable to the other Parties. Any assignment or other transfer in contravention of the terms and provisions of this Agreement shall be void and of no force or effect.
     18.    Waiver
18.1 Any rights of either Party to require strict performance by the other Party of any and/or all obligations imposed on such Party by this Agreement shall not in any way be affected by previous waiver, forbearance or course of dealing.
     19.    Entire Agreement; Amendment
19.1 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those expressly set forth or referred to herein. This Agreement may be modified or amended only in a writing executed by both Parties.
     20.    Independent Contractor Status
20.1 Should either Party perform work for the other pursuant to this Agreement, it shall perform such work as an independent contractor and shall not be deemed to be an agent or employee of the other.
     21.    Headings
21.1 The headings in this Agreement are for the purpose of reference only and shall not limit or define the meaning hereof.
     22.    Dispute Resolution
22.1 When a dispute has arisen and negotiations between regularly responsible Persons have reached an impasse, either Party may give the other Party written notice of the dispute. In the event such notice is given, the Parties shall attempt to resolve the dispute promptly by negotiation between executives who have authority to settle

Exhibit 10.2
Execution Version
the controversy and who are at a higher level of management than the Persons with direct responsibility for the matter. Within 30 days after delivery of the notice, the receiving Party shall submit to the other a written response. Thereafter, the executives shall confer in Person or by telephone promptly to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other shall be honored.
22.2 In the event the executives cannot resolve the dispute within 60 days after the receiving Party submits its written response pursuant to Section 22.1, the Parties may exercise any rights they have at law or in equity to resolve such claim, dispute or controversy, including bringing a claim in a court of competent jurisdiction. Any action brought in connection with this Agreement shall be brought in the U.S. federal district court sitting in Chicago, Illinois, and the Parties hereto hereby irrevocably consent to the jurisdiction and venue of such courts. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     23.    DAMAGES
23.1 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     24.    Governing Law
24.1 This Agreement is subject to all laws, rules and regulations of any federal, state or local Government Authority having jurisdiction thereof. This Agreement and the rights and duties of the Parties arising out of this Agreement shall be governed by and construed, enforced, and performed in accordance with the laws of the State of Illinois, as the same may be amended from time to time, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.
     25.    Notice
25.1 Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, sent overnight by first class mail (postage prepaid) or by reputable courier service (charges prepaid) or sent by facsimile to the addresses of the Parties as follows:

SHIPPER:            BP Products North America Inc.
       Address    30 South Wacker Dr., Suite 900
            Chicago, IL 60606
          Attn: Contracts Manager
          Fax: 1-866-546-0664

CARRIER:            BP Midstream Partners LP
    Address    30 South Wacker Dr., Suite 9S
            Chicago, IL 60606
          Attn: Chief Development Officer
          Fax: 1-312-594-2133
or at such other address as either Party may designate by written notice.
     26.    Counterparts

Exhibit 10.2
Execution Version
26.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that identical counterparts of same are executed by SHIPPER and CARRIER.
     27.    Severability
27.1 Subject to Section 14.4, the invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof or of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein.
     28.    Anti-Corruption Obligation
28.1 Notwithstanding anything to the contrary herein, both Parties agree to comply with, and use reasonable efforts to ensure that any third parties used by them to fulfill the Parties’ respective obligations under the Agreement will comply with all applicable Laws relating to anti-bribery, anti-corruption, and anti-money laundering applicable to any of the Parties or their Affiliates, including the US Foreign Corrupt Practices Act, the UK Bribery Act, the Corruption of Foreign Public Officials Act, and any other applicable country legislation implementing the Organisation for Economic Co-operation and Development’s Convention for Combating Bribery of Foreign Public Officials in International Business Transactions (collectively, the “Anti-Bribery Laws”). No director, officer, employee or agent of either Party shall give or receive any commission, fee, rebate, kickback, lavish gift or entertainment, or other things of significant cost or value to any director, officer, employee, or agent of the other Party in connection with the Agreement. Each Party’s financial settlements, billings and reports made in connection with the Agreement shall accurately, fairly and in reasonable detail reflect the relevant transactions in each Party’s books and accounts. In connection with the performance of the Agreement, neither Party shall, directly or indirectly, pay, offer, give, promise, or authorize the payment of, any monies or other things of value to any government official or an officer or employee of a government or any department, agency or instrumentality of any government; an officer or employee of a public international organization; any Person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality of such government or of any public international organization; any political party or official thereof or any candidate for political office; or any other Person at the suggestion, request or direction or for the benefit of any of the above-described Persons, or engage in acts or transactions otherwise in violation of the Anti-Bribery Laws. If either Party fails to comply with any of the provisions of this Section 28 (or gives the other Party reasonable grounds to believe it is in breach of the provisions of this Section 28), the other Party (without prejudice to any other rights and remedies it may have under the Agreement) shall be entitled to terminate the Agreement.
     29.    Not to be Construed Against Drafter
29.1 THE PARTIES ACKNOWLEDGE THAT THEY EACH HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, INCLUDING EXPRESSLY BUT WITHOUT LIMITATION THE WAIVERS AND INDEMNITIES CONTAINED IN THIS AGREEMENT. BASED ON SAID REVIEW AND CONSULTATION, THE PARTIES AGREE WITH EACH AND EVERY TERM CONTAINED IN THIS AGREEMENT AND THAT EACH AND EVERY TERM IS CONSPICUOUS. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, SHALL NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.
     30.    Interpretive Provisions
30.1 In this Agreement, words importing the singular include the plural and vice versa. Except where otherwise expressly provided or unless the context otherwise necessarily requires: (a) reference to Laws shall mean such Laws as in effect as amended or modified as of the date on which the reference is made, or performance and/or compliance is required; (b) reference to a given agreement or instrument is a reference to that agreement or instrument as originally executed, and as modified, amended, supplemented and restated through the date as of

Exhibit 10.2
Execution Version
which reference is made to that agreement or instrument or performance is required under that agreement or instrument; (c) “includes”, “including” or any other variant thereof means “including, without limitation,”; (d) the phrase “and/or” shall be deemed to mean the words both preceding and following such phrase, or either of them; (e) reference to a Person includes its heirs, executors, administrators, successors and permitted assigns; (f) unless otherwise indicated, whenever this Agreement refers to a number of days, such number shall refer to calendar days; and (g) any pronoun includes the corresponding masculine, feminine or neuter forms. The words “will” and “shall” are used interchangeably throughout this Agreement; the use of either connotes a mandatory requirement; and the use of one or the other will not mean a different degree of right or obligation for either Party.

IN WITNESS WHEREOF, this Agreement is executed on the date set forth below the respective execution lines, but effective as of the Effective Date.

SHIPPER:
BP Products North America Inc.

/s/ Daniel J. Filo
Name: Daniel J. Filo
Title: Head of Refining Supply
Date: November 3, 2020

CARRIER:
BP Midstream Partners LP,
By: BP Midstream Partners GP LLC, its general partner

/s/ Gerald J. Maret
Name: Gerald J. Maret
Title: COO
Date: November 3, 2020

Signature Page to the Throughput and Deficiency Agreement